Exhibit 10.26
2007 Executive Bonus Plan
The following is a description of the CEVA, Inc. (“CEVA”) 2007 Executive Bonus Plan for the Chief Executive Officer and Chief Financial Officer (the “2007 Bonus Plan”) provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.
The 2007 Bonus Plan is effective for fiscal year 2007. The purpose of the 2007 Bonus Plan is to promote the interests of CEVA and its stockholders by providing the Chief Executive Officer and Chief Financial Officer with financial rewards upon achievement of specified business objectives.
Fifty percent of the bonus payable to each of the Chief Executive Officer and Chief Financial Officer will be paid only if both the 2007 revenue and operating income goals, based on CEVA’s internal 2007 budget, are achieved. The other fifty percent of the bonus payable to each of the Chief Executive Officer and Chief Financial Officer is payable at the discretion of the Compensation Committee. The bonus payable to the Chief Executive Officer is capped at fifty percent of his base salary for 2007. The bonus payable to the Chief Financial Officer is capped at thirty five percent of his base salary for 2007.
Payment of bonuses (if any) is normally made during the first quarter of the following year and normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.